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                                                                     Exhibit 3.1

                           THIRD AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                         ELECTRO-OPTICAL SCIENCES, INC.

      Electro-Optical Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

      A. The name of the Corporation is Electro-Optical Sciences, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 3, 1997.

      B. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 19, 2003.

      C. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 7, 2004.

      D. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), and restates, integrates and further amends the provisions of the Corporation's Second Amended and Restated Certificate of Incorporation as follows:

                                    ARTICLE I

      The name of the Corporation is Electro-Optical Sciences, Inc.

                                   ARTICLE II

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      The address of the Corporation's registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware. The name of the registered agent at such address is United Corporate Services, Inc.

                                   ARTICLE III

      1. Authorized Capital Stock. The total number of shares of stock that the corporation shall have authority to issue is 46,936,706 consisting of 30,000,000 shares of Common Stock, $0.001 par value per share, and 16,936,706 shares of Preferred Stock, $0.10 par value per share. Of such Preferred Stock, 199,380 shares shall be designated "SERIES A PREFERRED STOCK", 992,986 shares shall be designated "SERIES B PREFERRED STOCK", and 5,744,340 shares shall be designated "SERIES C PREFERRED STOCK". The balance of the authorized shares of Preferred Stock may be designated from time to time by the Board of Directors pursuant to
Section 2 of this Article III (the "UNDESIGNATED PREFERRED STOCK").

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            All shares of Series A Preferred Stock that were issued and outstanding immediately prior to the time of filing of the Corporation's Amended and Restated Certificate of Incorporation on June 19, 2003 were automatically subdivided into a greater number of fully paid and non-assessable shares of Series A Preferred Stock, at a rate of 1,000 shares of Series A Preferred Stock for each then outstanding share of Series A Preferred Stock.

      2. Description of Undesignated Preferred Stock. The Undesignated Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative preferences, powers, qualifications, rights and privileges which may be determined by the Board of Directors of the Corporation as described below, all shares of Undesignated Preferred Stock shall be identical. Except as and to the extent otherwise specified herein, different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class.

            The Board of Directors of the Corporation is expressly authorized by a vote of all of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Third Amended and Restated Certificate of Incorporation, as amended from time to time, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the DGCL, for the issue of the Undesignated Preferred Stock in one or more classes or series, each with the designations, rights and privileges that shall be stated in the vote or votes creating such classes or series. The authority of the Board of Directors of the Corporation with respect to each such class or series of Undesignated Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

            (a) The distinctive designation of such class or series and the number of shares to constitute such class or series;

            (b) The rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

            (c) The right, if any, of the Corporation to redeem shares of the particular class or series and, if redeemable, the price, terms and manner of such redemption;

            (d) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

            (e) The terms and conditions, if any, upon shares of such class or series shall be convertible into, or exchangeable for, shares of stock, or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

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            (f) The obligation, if any, of the Corporation to retire or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

            (g) The voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any such class or series;

            (h) The limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Undesignated Preferred Stock; and

            (i) Any other preferences, powers, qualifications, special or relative rights and privileges thereof that the Board of Directors of the Corporation may deem advisable and that are not inconsistent with law and the provisions of this Third Amended and Restated Certificate of Incorporation.

                                   ARTICLE IV

      The terms and provisions of the Common Stock and Designated Preferred Stock are as follows:

      1. Definitions. For purposes of this Article IV, the following definitions shall apply:

            (a) "ACCRETED VALUE" shall mean, as of any date, with respect to a share of Series B Preferred Stock or Series C Preferred Stock, $2.26 (subject to adjustment from time to time for Recapitalizations as set forth herein), plus the amount of dividends that as of such date have accrued and been added thereto pursuant to Section 2(a) hereof.

            (b) "CONVERSION PRICE" shall mean $2.26 per share for the Series A Preferred Stock, $2.26 per share for the Series B Preferred Stock, and $2.26 per share for the Series C Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

            (c) "CORPORATION" shall mean Electro-Optical Sciences, Inc.

            (d) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

            (e) "DESIGNATED PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

            (f) "DISTRIBUTION" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property.

            (g) "LIQUIDATION PREFERENCE" shall mean $5.00 per share for the Series A Preferred Stock, $2.26 per share for the Series B Preferred Stock and $2.26 per share for

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      the Series C Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

            (h) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

            (i) "ORIGINAL ISSUE PRICE" shall mean $2.63 per share for the Series A Preferred Stock, $2.62 for the Series B Preferred Stock, and $2.26 for the Series C Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

            (j) "PREFERRED STOCK" shall mean the Designated Preferred Stock and the Undesignated Preferred Stock.

            (k) "RECAPITALIZATION" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

            (l) "REDEEMABLE PREFERRED STOCK" shall mean the Series B Preferred Stock and the Series C Preferred Stock.

      2.    Dividends.

            (a) Series B Preferred Stock and C Preferred Stock. In any calendar year, the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive cumulative dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at an annual rate equal to ten percent of the Accreted Value per share, calculated on the basis of a 360-day year, consisting of twelve 30-day months, which shall accrue and be added to the Accreted Value (when and as elected to be added thereto pursuant to the second-to-last sentence of this Section 2(a)) from the date of issuance thereof and be payable in preference and priority to any declaration or payment of any Distribution on Series A Preferred Stock or Common Stock. The Board of Directors shall have no obligation to declare a dividend in any particular calendar year. No Distributions shall be made with respect to the Series A Preferred Stock or Common Stock until all accrued dividends on the Series B Preferred Stock and Series C Preferred Stock have been paid to the holders of Series B Preferred Stock and Series C Preferred Stock. At the separate election of each of the holders of the shares of Series B Preferred Stock and/or Series C Preferred Stock, each declared and unpaid dividend on their respective shares of Series B Preferred Stock and Series C Preferred Stock may be added to the Accreted Value. Each addition to the Accreted Value in lieu of a dividend to the holders of the Series B Preferred Stock or Series C Preferred Stock as provided in the preceding sentence shall constitute the full payment of such dividend.

            (b) Additional Dividends. After the payment or addition to the Accreted Value of the dividends as described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Series A Preferred Stock

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and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

      (c) Non-Cash Distribution. Whenever a Distribution provided for in this
Section 2 shall be payable in property other than cash, the value of such Distribution shall be determined by the Board of Directors and the holders of a majority of the shares of Designated Preferred Stock, or if the Board of Directors and such holders fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to such holders.

3.    Liquidation Rights.

      (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Designated Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock: (i) for each share of Series B Preferred Stock and Series C Preferred Stock held by them, an amount per share equal to the sum of the Accreted Value of each share of Series B Preferred Stock and Series C Preferred Stock on the date of such event and (ii) for each share of Series A Preferred Stock held by them, an amount per share equal to the sum of the Liquidation Preference specified for such share of Series A Preferred Stock and all declared but unpaid dividends (if any) thereon. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Designated Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Designated Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

      (b) Remaining Assets. After the payment to the holders of Designated Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Designated Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Designated Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

      (c) Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain

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      (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares of the capital stock of the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

            (d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as mutually determined by the Board of Directors and the holders of a majority of the shares of Designated Preferred Stock or if the Board of Directors and such holders fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to such holders, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

            (i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

            (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution,

      In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

      For the purposes of this subsection 3(d), "TRADING DAY" shall mean any day which the exchange or system on which the securities to be distributed are traded is open and "CLOSING PRICES" or "CLOSING BID PRICES" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

            (e) Notice. Written notice of liquidation, dissolution or winding up of the Corporation specifying a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty days prior to the earliest payment date stated therein, to the holders of record of shares of

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      Designated Preferred Stock, such notice to be addressed to each such holder at its address shown by the records of the Corporation.

      4. Conversion. The holders of the Designated Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

            (a) Right to Convert. Each share of Designated Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Designated Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing:
      (i) the Original Issue Price for such share of Designated Preferred Stock plus, in the case of a share of Series B Preferred Stock or Series C Preferred Stock, any increase in Accreted Value as the result of an election pursuant to Section 2(a) by (ii) the Conversion Price for the relevant series of Designated Preferred Stock. (The number of shares of Common Stock into which each share of Designated Preferred Stock of a series may be converted is hereinafter referred to as the "CONVERSION RATE" for each such series.) Upon any decrease or increase in the Conversion Price for any series of Designated Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

            (b) Automatic Conversion. Each share of Designated Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the offer and sale of the Corporation's Common Stock, provided that the offering price per share is not less than $10.00 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $20,000,000, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series C Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an "AUTOMATIC CONVERSION EVENT").

            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Designated Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined pursuant to
      Section 3(d) hereof as if such Common Stock were being distributed to stockholders in connection with a liquidation of the Corporation. For such purpose, all shares of Designated Preferred Stock held by each holder of Designated Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Designated Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Designated Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall

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give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Designated Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Designated Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Designated Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Designated Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Designated Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then have been actually delivered to such holder.

The Corporation shall, as soon as practicable after a holder's surrender for conversion of a certificate or certificates representing Designated Preferred Stock, or after the holder's execution of an agreement to indemnify the Corporation as provided in the preceding paragraph, issue and deliver at such office to such holder of Designated Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Designated Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Designated Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall not be deemed to have converted such Designated Preferred Stock until immediately prior to the closing of such transaction.

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            (d)   Adjustments to Conversion Price for Diluting Issues.

                  (i) Special Definition. For purposes of this paragraph 4(d), "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Third Amended and Restated Certificate of Incorporation other than:

                  (1) Common Stock issued or issuable to key employees and other persons (including, without limitation, directors, officers, consultants and scientific collaborators) employed or engaged by the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such program, plan or arrangement approved by the Board of Directors;

                  (2) shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Third Amended and Restated Certificate of Incorporation;

                  (3) shares of Common Stock issued or issuable as a dividend or distribution on Designated Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof; and

                  (4) shares of Common Stock or Designated Preferred Stock of the Corporation which are otherwise excluded by the affirmative vote or consent of the holders of a majority of the Series C Preferred Stock then outstanding.

                  (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Designated Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Designated Preferred Stock.

                  (iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Third Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

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                        (1)   no further adjustment in the Conversion Price of
any series of Designated Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Designated Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

                        (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Designated Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

                        (4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Designated Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                              (a)   in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange;

                              (b)   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                        (5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of

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the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

                  (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.

      In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) for a consideration per share less than the applicable Conversion Price of Series B Preferred Stock or Series C Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Corporation for such Additional Shares of Common so issued. Notwithstanding the foregoing, such Conversion Price or Prices shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

                  (v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

                        (1)   Cash and Property. Such consideration shall:

                              (a)   insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

                              (b)   insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issue, as determined by the Board of Directors and the holders of a majority of the shares of Designated Preferred Stock, or if the Board of Directors and such holders fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to such holders; and

                              (c)   in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined by the Board of Directors and the holders of a majority of the shares of Designated Preferred Stock, or if the Board of Directors and such holders fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to such holders.

                        (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

                              (x)   the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y)   the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Designated Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

            (f) Adjustments for Subdivisions or Combinations of Designated Preferred Stock. In the event the outstanding shares of Designated Preferred Stock or a series of Designated Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Designated Preferred Stock, the Accreted Value, the Original Issue Price and Liquidation Preference of the affected series of Designated Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased; provided, however, that upon the effectiveness of the subdivision of the Series A Preferred Stock pursuant to Article III hereof, no such adjustments shall be made. In the event the outstanding shares of Designated Preferred Stock or a series of Designated Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Designated Preferred Stock, the Accreted Value, Original Issue Price and Liquidation Preference of the affected series of Designated Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

            (g) Adjustments for Reclassification, Exchange and Substitution. Subject to the liquidation rights set forth in Section 3 above, if the Common Stock issuable upon conversion of the Designated Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Designated Preferred Stock shall have the right thereafter to convert such shares of Designated Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Designated Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

      (h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Designated Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending its Third Amended and Restated Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors.

      (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Designated Preferred Stock.

      (j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Designated Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Designated Preferred Stock.

      (k) Notices of Record Date. In the event that this Corporation shall propose at any time:

            (i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

            (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d); then, in connection with each such event, this Corporation shall send to the holders of the Designated Preferred Stock at least 30 days' prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

      Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Designated Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

      In the event the notice requirements of this section are not complied with or waived, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Designated Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in section.

                  (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      5.    Voting.

            (a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Designated Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

            (b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

            (c) Designated Preferred Stock. Each holder of Designated Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Designated Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Designated Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Designated Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Designated Preferred Stock held by each holder could be converted), shall be disregarded.

      (d) Election of Directors. The Board of Directors shall consist of nine members. The holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Corporation's Board of Directors, the holders of Common Stock (excluding Common Stock issued or issuable upon conversion of Designated Preferred Stock), voting as a separate class, shall be entitled to elect two (2) members of the Corporation's Board of Directors, and the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors, in each case, at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who, would be entitled to vote to fill such vacancy shall vote to fill such vacancy. A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class or classes with voting power entitled to elect such director in accordance with the General Corporation Law of the state of Delaware.

      (e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

      (f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6.    Redemption.

      (a) During the three month periods subsequent to each of the fifth and the sixth anniversary of the first issuance of Series C Preferred Stock (the "REDEMPTION PERIODS"), and at the election of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all or part of the outstanding shares of Series C Preferred Stock which have not been converted into Common Stock pursuant to Section 4 hereof, in two (2) equal annual installments (each a "SERIES C REDEMPTION DATE"). The Corporation shall redeem the shares of Series C Preferred Stock by paying in cash an amount per share equal to the Accreted Value for such Series C Preferred Stock (the "SERIES C REDEMPTION PRICE"). The number of shares of Series C Preferred Stock that the Corporation shall be required under this Section 6(a) to redeem on any one (1) Series C Redemption Date shall be equal to the amount determined by dividing:
(a) the aggregate number of shares of Series C Preferred Stock elected to be redeemed by the holders of at least a majority of the Series C Preferred Stock, by (b) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series C Redemption Prices, the Corporation shall effect such redemption to the extent funds are available. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series C Redemption Date, but which it has not redeemed. Any redemption effected pursuant to Section 6(a) shall be made pro rata among the holders of the Series C Preferred Stock so that each holder of Series C Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series C Preferred Stock held by such holder multiplied by the Series C Redemption Price, and the denominator of which is the number of shares of Series C Preferred Stock outstanding multiplied by the Series C Redemption Price.

      (b) During the Redemption Periods, and at the election of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, and a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, this Corporation shall redeem, out of any funds legally available therefor, all or part of the outstanding shares of Series B Preferred Stock which have not been converted into Common Stock pursuant to Section 4 hereof, in two (2) equal annual installments (each a "SERIES B REDEMPTION DATE"). The Corporation shall redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the Accreted Value for such Series B Preferred Stock (the "SERIES B REDEMPTION PRICE"). The number of shares of Series B Preferred Stock that the Corporation shall be required under this Section 6(b) to redeem on any one (1) Series B Redemption Date shall be equal to the amount determined by dividing:
(a) the aggregate number of shares of Series B Preferred Stock elected to be redeemed by the holders of at least a majority of the Series B Preferred Stock, by (b) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series B Redemption Prices, the Corporation shall effect such redemption to the extent funds are available. At any time thereafter when additional funds of the Corporation become legally for the redemption of shares of Series B Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series B Redemption Date, but which it has not redeemed. Any redemption effected pursuant to Section 6(a) shall be made pro rata among the holders of the Series B Preferred Stock so that each holder of Series B Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B Preferred Stock held by such holder multiplied by the Series B Redemption Price, and the denominator of which is the number of shares of Series B Preferred Stock outstanding multiplied by the Series B Redemption Price.

      (c) As used herein and in Sections 6(d) and 6(e) below, the term "REDEMPTION DATE" shall refer to each of "Series C Redemption Date" and "Series B Redemption Date" and the term "REDEMPTION PRICE" shall refer to each of "Series C Redemption Price" and "Series B Redemption Price." At least fifteen
(15), but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Redeemable Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder's certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Except as provided herein, on or after the Redemption Date each holder of Redeemable Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (d) From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Redeemable Preferred Stock designated for redemption in the Redemption Notice as holders of Redeemable Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

      (e) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Redeemable Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(d) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation, payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the

      Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

      7. Amendments and Changes. As long as any of the Series C Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series C Preferred Stock, voting together as a separate class:

            (a) amend, alter or repeal any provision of, or add any provision to the this Third Amended and Restated Certificate of Incorporation or Bylaws of the Corporation if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series C Preferred Stock;

            (b) increase or decrease (other than decreases resulting from conversion of the Series C Preferred Stock) the authorized number of shares of Series C Preferred Stock;

            (c) authorize or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Series C Preferred Stock or having voting rights other than those granted to the Series C Preferred Stock generally;

            (d) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c) above.

            (e) authorize a merger or sale of substantially all of the assets of the Corporation;

            (f) effect any recapitalization or reorganization of the Corporation;

            (g) increase the size of the Board of Directors;

            (h) encumber or grant a security interest in all or substantially all of the assets of the Corporation in connection with an indebtedness of the Corporation;

            (i) acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

            (j) declare or pay any Distribution (as defined in Section 2(b)) with respect to the Designated Preferred Stock (other than as set forth in Section 6 hereof), Common Stock or other capital stock of the Corporation;

            (k) enter into an agreement obligating the Corporation to effect any of the foregoing; or

            (l) amend this Section 7.

      8. Reissuance of Designated Preferred Stock. In the event that any shares of Designated Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by the Corporation.

      9. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given, when and if delivered personally, or, if sent by the United States mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

                                    ARTICLE V

      The Corporation is to have perpetual existence.

                                   ARTICLE VI

      Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE VII

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VIII

      1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

      2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

      3. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      The undersigned declares under penalty of perjury that the matters set forth in foregoing certificate are true of his own knowledge.

      IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this 26th day of October, 2004.

                                                 By: /s/ Joseph V. Gulfo
                                                     -----------------------
                                                     Joseph V. Gulfo, M.D.
                                                     Chief Executive Officer

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